Exhibit 99.1

WEX Announces CFO Transition

Roberto Simon to Join WEX as Chief Financial Officer

Steve Elder to Assume Newly Created Role of Senior Vice President, Investor Relations

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--November 5, 2015--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today announced that Roberto Simon will be appointed chief financial officer, on or about February 26, 2016. Steve Elder, WEX’s current chief financial officer, will remain with WEX to assume the newly created position of senior vice president, investor relations. These executive changes are being made to add further depth and international experience to the senior management team as the Company continues to globalize and diversify the business.

Melissa Smith, WEX's president and chief executive officer stated, "Roberto’s business acumen, international experience and track record of supporting growth organically and through M&A, position him well to help us advance our strategic priorities. I am confident that he will prove to be a valuable business partner and a great addition to our team.”

Mr. Simon joins WEX from Revlon, Inc., where he most recently served as executive vice president and chief financial officer. Prior to this role, Mr. Simon served as senior vice president, global finance, at Revlon and was responsible for all financial reporting and operations, M&A and integration, as well as the companywide SAP rollout. Mr. Simon joined Revlon as part of the Company’s acquisition of The Colomer Group, where he most recently served as chief financial officer and formerly held global leadership roles managing financial reporting and operations for the Americas, Africa, Ireland, Spain and the United Kingdom. Prior to joining The Colomer Group in 2002, Mr. Simon held various finance and accounting roles, including senior financial consultant at the Michael Page International Group. Mr. Simon holds a bachelor's degree in business administration from the University of Barcelona and a master’s in business administration from ESADE Business School.

"I am very pleased and look forward to joining WEX at such a dynamic time, and am excited to work closely with WEX’s talented executive leadership team to help the Company achieve its next stage of growth," said Mr. Simon.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 9 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 2,000 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

CONTACT:
WEX Inc.
News media contact:
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor relations contact:
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com